Exhibit 10.1

SUBLEASE

THIS SUBLEASE (the “Sublease”), dated December 1, 2004 (“Effective Date”), for reference purposes only, is entered into by and between INGRAM MICRO INC., a Delaware corporation (“Sublandlord”), and NEW CENTURY MORTGAGE CORPORATION, a California corporation (“Subtenant”).

RECITALS

A. Sublandlord leases certain premises consisting of the entirety of the Land and Buildings located at 1600 and 1610 East St. Andrew Place, Santa Ana, California, pursuant to that certain Indenture of Lease dated December 1, 1998, as amended by that certain letter agreement dated December 30, 1998, between Bel Santa Ana LLC, a Delaware limited liability company, successor in interest to Andrew Place One LLC, as landlord (the “Master Landlord”) and Sublandlord, as tenant (as amended or otherwise modified from time to time, the “Master Lease”), a copy of which is attached as Exhibit A, as more particularly described therein (the “Premises”). Capitalized terms used but not defined herein have the same meanings as they have in the Master Lease.

B. Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord a portion of the Premises initially consisting of approximately 96,034 rentable square feet of the building located at 1610 East St. Andrew Place, Santa Ana, California (the “Building”) as shown on the layout attached as Exhibit B-1 hereto (“Sublease Premises”), and two years after the Commencement Date to expand the Sublease Premises to add an additional approximately 54,335 rentable square feet of the Building, upon the terms and conditions provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, Sublandlord and Subtenant covenant and agree as follows:

AGREEMENT

1. Sublease Premises.

(a) On and subject to the terms and conditions below, Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Sublease Premises. The Sublease Premises are comprised of approximately 48,017 rentable square feet on the first (1st) floor of the Building and approximately 48,017 rentable square feet on the second (2nd) floor of the Building, as shown on Exhibit B-1. Subtenant shall additionally have the right to use on a non-exclusive basis the common areas of the Premises as shown on Exhibit B-2 (“Common Area”).

(b) Commencing on the first day of the twenty-fifth (25th) month of the Term (“Expansion Space Commencement Date”), the Sublease Premises shall be expanded to include approximately 54,335 rentable square feet on the second (2nd) floor of the Building, as shown on Exhibit B (“Expansion Space”). From and after the Expansion Space Commencement Date, the Sublease Premises shall include the Expansion Space without the requirement of any further amendment to this Sublease including increase of the Rent, Security Deposit and Subtenant’s Proportionate Share of Building Expenses and Subtenants’ Proportionate Share of Project Expenses. The terms and conditions of the Work Letter shall control Subtenant’s construction of certain tenant improvements to be made by Subtenant within the Expansion Space, except that the Allowance (as defined in the Work Letter) shall be $14.35 per rentable square foot of the Expansion Space and the Expansion Space Commencement Date shall not be tied in any manner to the status of completion of the tenant improvements within the Expansion Space. Subtenant shall be granted early occupancy of the Expansion Space sixty (60) days prior to the Expansion Space Commencement Date for the purposes of performing and installing its tenant improvements, furniture and equipment. During the period of Subtenant’s early occupancy, Subtenant shall be bound by all of the terms of this Sublease, except that no Rent shall be due until the Expansion Space Commencement Date. If Sublandlord has not delivered the Expansion Space to Subtenant by the date that is sixty (60) days prior to the Expansion Space Commencement Date, then the Expansion Space Commencement Date shall be extended by one day for every day of delay in delivery.

(c) Subject to the reasonable requirements of Sublandlord, and the prior written consent of the Master Landlord, Subtenant shall have the right to install a generator in the loading dock area of the Building shown on Exhibit B-2 (“Generator Area”). The Generator Area shall be deemed part of the Sublease Premises for all purposes under this Sublease, except there shall be no Rent owed on account thereof, nor any increase in Subtenant’s Proportionate Share of Building Expenses or Subtenant’s Proportionate Share of Project Expenses. In the event that Subtenant elects to install a generator, Subtenant shall enclose the Generator Area as required by Sublandlord and Master Landlord and shall comply with all applicable laws, rules and ordinances in the placement and operation of the generator, and shall maintain the Generator Area in a neat, clean and safe manner. Subtenant shall be solely responsible for any costs related to the Generator Area and the installation and operation of the generator.

(d) Subtenant shall have the right to use the food services provided in the cafeteria (“Cafeteria”) located in the Adjacent Building (as defined in Section 27) on a non-exclusive basis during normal hours of operation, subject to any reasonable security and access requirements, as well as any reasonable rules and regulations of Sublandlord. Sublandlord shall have the right to restrict access to the Cafeteria during special events held in the Cafeteria. Sublandlord shall provide not less than twenty-four (24) hours’ prior notice to Subtenant if the Cafeteria will be closed during its normal operating hours. Subtenant’s right to use the Cafeteria shall terminate if Subtenant provides a cafeteria or other food services (except vending machines) to its employees within the Sublease Premises.

(e) Throughout the Term, Subtenant is hereby granted a license over those portions of the Common Area as indicated on Exhibit E (“License Area”). The license shall be for the purposes of (i) repair and maintenance of two (2) 4-inch conduits from the Building to the existing SBC vault on St. Andrew Place (“St. Andrew Conduit”) which is being installed by Sublandlord as part of the Sublandlord Work described in the Work Letter, and (ii) installation, repair and maintenance of two (2) 4-inch conduits from the Building to the existing vault on Grand Avenue (“Grand Avenue Conduits”) which Subtenant may elect to install during the Term of this Sublease, without any obligation to install the same. Subtenant shall provide written notice to Sublandlord if it elects to install the Grand Avenue Conduits and the parties shall promptly thereafter enter into a work letter agreement which shall govern Subtenant’s construction and installation of the Grand Avenue Conduits. Subtenant shall keep, repair and maintain the St. Andrew Conduit and the Grand Avenue Conduits, if any, in good order, condition and repair throughout the Term. If Subtenant enters any portion of the License Area in order to perform its obligations hereunder, Subtenant shall repair and restore the License Area to the same condition as existed prior to any entry. Any repair and maintenance work under this Section 1(e) shall be performed by a licensed contractor or vendor reasonably acceptable to Sublandlord and subject to any reasonable rules and regulations of Sublandlord.

2. Term and Early Occupancy.

(a) The term of this Sublease (the “Term”) shall commence on the earlier to occur of (i) the first business day following the weekend after Subtenant has Substantially Completed the Tenant’s Work (as such terms are defined in the Work Letter attached as Exhibit C hereto and made a part hereof), (ii) the date which is twelve (12) weeks after the Effective Date, or (iii) the date that Subtenant commences its business operations in any portion of the Sublease Premises (the “Commencement Date”), and shall expire July 8, 2015 (“Expiration Date”), unless sooner terminated pursuant to any provision hereof. Notwithstanding the foregoing, the Commencement Date shall be delayed by one day for every day constituting a Sublandlord Delay in accordance with Section 8 of the Work Letter. At any time after the Commencement Date, Subtenant shall execute a commencement date confirmation letter within ten (10) days of receipt of the same from Sublandlord.

(b) Subtenant shall be granted early occupancy to the Sublease Premises on the date of mutual execution of this Sublease and written consent of Master Landlord for the purposes of performing the Tenant’s Work and installation of Subtenant’s furniture, fixtures and equipment. During the period of Subtenant’s early occupancy, Subtenant shall be bound by all of the terms of this Sublease, except that no Rent shall be due hereunder until the Commencement Date.

3. Termination Option. Subtenant shall have a one-time option to terminate this Sublease (“Termination Option”) to be effective as of the fifth (5th) anniversary of the Commencement Date (“Early Termination Date”), subject to the terms and conditions of this Section 3. The Termination Option shall be exercised by Subtenant, if at all, by providing prior written notice to Sublandlord of Subtenant’s election to terminate the Sublease (“Termination Notice”) not less than twelve (12) months prior to the fifth (5th) anniversary of the Commencement Date, together with payment of the Termination Fee (as defined below) within the time period specified in this Section 3. Within thirty (30) days of receipt of the Termination Notice, Sublandlord shall notify Subtenant of the exact amount of the termination payment to be made by Subtenant, which shall be equal to the sum of (i) the unamortized lease commissions and Allowance actually paid by Sublandlord for the entirety of the Sublease Premises, including the Expansion Space, calculated on a straight-line, non-interest basis over the entire Term as if the same had expired on the scheduled Expiration Date set forth in Section 2(a), and (ii) Two Million Eighteen Thousand Dollars ($2,018,000) (the “Termination Fee”). Subtenant shall pay the Termination Fee to Sublandlord not later than ninety (90) days prior to the Early Termination Date. At Sublandlord’s election in its sole and absolute discretion, the Termination Option shall be void and of no force and effect if Subtenant is in default beyond any applicable notice and cure period under this Sublease at the time of providing the Termination Notice or on the Early Termination Date. Within thirty (30) days after receipt of the Termination Fee, Sublandlord and Subtenant shall enter into an amendment to this Sublease to amend the Expiration Date to be the Early Termination Date. The Termination Option is personal to New Century Mortgage Corporation and any Permitted Transferee (as defined in Section 6) and may not otherwise be assigned or transferred.

4. Rent.

(a) Commencing on the Commencement Date and continuing throughout the term of this Sublease, Subtenant shall pay monthly rent consisting of Base Rent and Additional Rent (as defined below) (collectively, “Rent”) to Sublandlord in the following amounts:

(i) Base Rent. Subtenant shall pay to Sublandlord monthly base rent (“Base Rent”) calculated on a per rentable square foot of the Sublease Premises (as the same may be expanded pursuant to this Sublease) basis, as follows:

Period	Base Rent (Per RSF Per Month)
Commencement Date - December 31, 2008	$0.9789 (NNN) *
January 1, 2009 - December 31, 2013	$1.1257 (NNN)
January 1, 2014 - Expiration Date	$1.2945 (NNN)

*	From the Expansion Space Commencement Date, the Expansion Space shall be included, per Section 1(b).

(ii) Additional Rent. In addition to Base Rent, Subtenant shall pay to Sublandlord, Subtenant’s Proportionate Share of Project Expenses together with Subtenant’s Proportionate Share of Buildings Expenses (“Additional Rent”). For purposes hereof, “Subtenant’s Proportionate Share of Building Expenses” means 46.94% and “Subtenant’s Proportionate Share of Project Expenses” means 24.22%. Subtenant’s Proportionate Share of Building Expenses shall be readjusted in the event of any change in size in the Sublease Premises, and shall be calculated by dividing the rentable square feet of the Sublease Premises by the rentable square feet of the Building. Subtenant’s Proportionate Share of Project Expenses shall also be readjusted in the event of any change in size in the Sublease Premises, and shall be calculated by dividing the rentable square feet of the Sublease Premises by the rentable square feet of the Rentable Area (as defined in Section 1.2(f) of the Master Lease). “Project Expenses” as used herein shall include both (A) all of the following costs, fees and expenses incurred by Sublandlord in the operation, maintenance and repair of the Premises, in each case only to the extent such costs and expenses are not separately charged as a Building Expense: (1) provision of and repairs, maintenance and replacements to all utilities to the Premises including without limitation water, electrical, trash removal, sewage service and exterior lighting; (2) costs under maintenance and service agreements for the Premises, including without limitation alarm service, security, janitorial service, landscaping and irrigation, fire protection and trash removal; (3) cost of all insurance relating to the Premises, including the cost of casualty, rental and liability insurance applicable to the Premises; (4) all taxes, assessments and governmental charges

(foreseen or unforeseen, general or special, ordinary or extraordinary) whether federal, state, county or municipal attributable to the Premises or its operation; (5) repairs, maintenance and replacements of the landscaping, parking areas and other portions of the Common Area; (6) costs of labor and employees in proportion to their actual time spent on behalf of the Premises, and (B) any costs (not already allocated herein) associated with the ownership of the Premises by Master Landlord that are payable by Sublandlord under the Master Lease, provided that such other costs when combined with the costs referenced in subsection (Z) of this section shall not exceed One Dollar ($1.00) per square foot of the Sublease Premises in total in any calendar year. “Building Expenses” as used herein shall include both (Y) all of the following costs, fees and expenses incurred by Sublandlord in the operation, maintenance and repair of the Premises: (1) provision of and repairs, maintenance and replacements to any and all building systems and utilities for the Building, including without limitation, water, electrical, sewer, heating, ventilation and air-conditioning; (2) costs under maintenance and service agreements for the Building and the equipment therein, including without limitation alarm service, security, janitorial, fire protection, sprinklers, trash removal, sewage service and elevator maintenance; (3) cost of all insurance relating to the Building, including the cost of casualty, rental and liability insurance applicable to the Building; (4) all taxes, assessments and governmental charges (foreseen or unforeseen, general or special, ordinary or extraordinary) whether federal, state, county or municipal attributable to the Building or its operation; (5) repairs, maintenance and replacements of the roof (membrane and structure), foundation and structure of the Building, including elevators and elevator shafts; (6) costs of labor and employees in proportion to their actual time spent on behalf of the Building, and (Z) any costs (not already allocated herein) associated with the ownership of the Building by Master Landlord that are payable by Sublandlord under the Master Lease, provided that such other costs when combined with the costs referenced in subsection (B) of this section shall not exceed One Dollar ($1.00) per square foot of the Sublease Premises in total in any calendar year. It is expressly acknowledged and agreed that Project Expenses and Building Expenses shall not include any costs related to the repair, maintenance and operation of any portion of the Adjacent Building (other than common areas within the Adjacent Building to which Subtenant has been granted a specific right of access and use) nor such costs as they pertain to the interior portions of the Building which are leased, licensed or otherwise designated for use by any occupant other than Subtenant. Additional Rent shall be payable to Sublandlord as and when Base Rent is due. Subtenant acknowledges and agrees that the Base Rent does not include any operating costs that shall be passed through to Subtenant as Additional Rent. The estimated amount of the monthly Additional Rent payable by Subtenant shall be provided to Subtenant on or before the Commencement Date. Not later than April 1st of each calendar year, Sublandlord shall provide a reconciliation to Subtenant setting forth the actual amount of Additional Rent due from Subtenant during the immediately preceding calendar year. Subtenant shall pay the amount specified in the reconciliation statement within twenty (20) business days of receipt in the event that Subtenant’s estimated Additional Rent payments were less than the actual Additional Rent owed. Subtenant shall be entitled to a credit against the next month’s Additional Rent payment in the event that Subtenant’s estimated Additional Rent payments were greater than the actual Additional Rent owed, or if the Term has expired, within twenty (20) business days of determination of such amount.

(iii) Exclusions to Additional Rent. Notwithstanding anything to the contrary set forth in this Sublease, the following expenses shall not be included in Building Expenses or Project Expenses for purposes of determining Additional Rent: (A) capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) except where performed primarily to reduce current or future operating expense costs, to upgrade building security or otherwise improve the operating efficiency of the Premises, or required to comply with any laws, codes or regulations that are enacted or first interpreted to apply to the Premises after the date of this Sublease. (The cost of capital improvements which may be included in Building Expenses or Project Expenses under this subsection 4(a)(iii)(A) shall be amortized by Sublandlord over the useful life of the capital improvement as reasonably determined by Sublandlord and consistent with general practices within the commercial real estate property management industry. The amortized cost of capital improvements may, at Sublandlord’s option, include actual or imputed interest at the rate that Sublandlord would reasonably be required to pay to finance the cost of the capital improvement); (B) costs or expenses related to the repair or replacement of any structural defects in the Building or Project improvements or any design or construction defects in the Building Systems (but specifically excluding any components of the same included in the Tenant’s Work or the Parking Structure); (C) expenses for the replacement of any item covered under warranty, unless Sublandlord has not received payment under such warranty and it would not be fiscally prudent to pursue legal action to collect on such warranty; (D) costs in connection with construction, improvement and decorating costs in preparing or remodeling space for occupancy by a specific occupant in the Building or Adjacent Building, together with any subleasing costs such as brokerage commissions; (E) any expenses for which Sublandlord has received actual reimbursement (other than through Building Expenses or Project Expenses); (F) any penalties or damages that Sublandlord pays to Subtenant under this Sublease or to other subtenants in the Building under their respective subleases; (G) any costs related to maintenance, repair or replacement of the parking areas on the Premises which are not included in Subtenant’s Parking Areas (as defined in Section 9) for so long as Subtenant is prevented from the use and access of such areas; (H) costs related to any breach or default by Sublandlord under the Master Lease so long as such breach or default was not proximately caused by Subtenant. It is expressly acknowledged and agreed by Sublandlord that a default by Subtenant in the payment of Rent under this Sublease shall not constitute an event proximately causing a default by Sublandlord under the Master Lease; (I) costs arising from or related to the presence, former presence, migration to or from, placement on, spillage, leakage or in any other manner related to Hazardous Substances on the Premises which are not otherwise the responsibility or liability of Subtenant as provided in this Sublease; or (J) costs or expenses which were incurred, or which are payment or reimbursement, for events which occurred or conditions which existed, wholly before the Commencement Date, provided, however, this exclusion shall not apply or be deemed to apply to any Building Expenses or Project Expenses which are incurred in the normal course of business during the Term but are attributable, in whole or in part, to conditions existing prior to the Commencement Date. By way of example only, the costs of painting the Building, repairing or replacing any building system, or maintaining any component of the Common Area shall not be excluded from Building Expenses or Project Expenses solely by virtue of the fact that the paint replaced, building system repaired or replaced, or common area component maintained existed prior to the Commencement Date and was neither new nor perfect as of the Commencement Date.

(iv) Exclusions to Shared Expenses. Notwithstanding the foregoing, in the event any amounts payable by Sublandlord to Master Landlord are (A) due to Subtenant’s breach of any provision of the Master Lease, (B) due to Subtenant’s negligence or willful misconduct, or (C) for the sole benefit of Subtenant, then such amounts shall not be prorated between Sublandlord and Subtenant and shall be the sole responsibility of Subtenant. Subtenant shall be solely responsible for any increase in taxes as a result of the Tenant’s Work in the Sublease Premises, including any additional tenant improvements made by Subtenant in the Expansion Space, and in Subtenant’s Parking Area, and the same shall be payable as Additional Rent.

(v) Audit Right. Subtenant, within 90 days after receiving Sublandlord’s statement of actual Additional Rent, may give Sublandlord written notice (“Review Notice”) that Subtenant intends to review Sublandlord’s records of the Project Expenses and/or Building Expenses for the calendar year to which the statement applies. Within a reasonable time after receipt of the Review Notice, Sublandlord shall make all pertinent records available for inspection that are reasonably necessary for Subtenant to conduct its review. If any records are maintained at a location other than the management office for the Building, Subtenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Subtenant retains an agent to review Sublandlord’s records, the agent must be with a CPA firm licensed to do business in the State of California or a professional property management expense auditing company reasonably acceptable to Sublandlord. Subtenant shall be solely responsible for all costs, expenses and fees incurred for the audit. However, notwithstanding the foregoing, if Sublandlord and Subtenant determine that Subtenant’s Share of Building Expenses or Subtenant’s Share of Project Expenses for the year in question were less than stated by more than 5%, Sublandlord, within 30 days after its receipt of paid invoices therefor from Subtenant, shall reimburse Subtenant for the reasonable amounts paid by Subtenant to third parties in connection with such review by Subtenant. Within 90 days after the records are made available to Subtenant, Subtenant shall have the right to give Sublandlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Sublandlord’s statement of Subtenant’s Share of Project Expenses or Subtenant’s Share of Building Expenses for that year. If Subtenant fails to give Sublandlord an Objection Notice within the 90 day period or fails to provide Sublandlord with a Review Notice within the 90 day period described above, Subtenant shall be deemed to have approved Sublandlord’s statement and shall be barred from raising any claims regarding Additional Rent for that year. If Sublandlord and Subtenant determine that Subtenant’s Share’s of Project Expenses and/or Subtenant’s Share of Building Expenses for the calendar year are less than reported, Sublandlord shall provide Subtenant with a credit against the next installment of Additional Rent in the amount of the overpayment by Subtenant. Likewise, if Sublandlord and Subtenant determine that Subtenant’s Share’s of Project Expenses and/or Subtenant’s Share of Building Expenses for the calendar year are greater than reported, Subtenant shall pay Sublandlord the amount of any underpayment within 30 days. The records obtained by Subtenant shall be treated as confidential. In no event shall Subtenant be permitted to examine Sublandlord’s records or to dispute any statement of Subtenant’s Share of Project Expenses and/or Subtenant’s Share of Building Expenses unless Subtenant has paid and continues to pay all Rent when due. No payment of Additional Rent by Subtenant shall waive Subtenant’s right to object to the amount or propriety of such payments subject to the terms and conditions of this Section 4(a)(v).

(b) Payment of Rent. If the Commencement Date does not fall on the first day of a calendar month, Rent for the first month shall be prorated on a daily basis based upon a calendar month. Rent shall be payable to Sublandlord in lawful money of the United States, in advance, without prior notice, demand, or offset, on or before the first day of each calendar month during the term hereof. All Rent shall be paid to Sublandlord at the address specified for notices to Sublandlord in Section 14 below.

(c) Late Payment. Subtenant recognizes that late payment of any Rent will result in administrative expenses to Sublandlord, the extent of which additional expenses are extremely difficult and economically impractical to ascertain. Subtenant therefore agrees that if any Rent shall remain unpaid ten (10) days after such amounts are due, the amount of such Rent shall be increased by a late charge to be paid to Sublandlord by Subtenant in an amount equal to three percent (3%) of the amount of the delinquent Rent. Notwithstanding the foregoing, if Subtenant has made a late payment of Rent twice in any calendar year, then on the third such late payment if not paid within ten (10) days after such amounts are due, the Rent shall be increased by a late charge equal to five percent (5%) of the amount of the delinquent Rent.

(d) Upon execution of this Sublease, Subtenant shall deliver to Sublandlord the sum of Ninety Four Thousand Seven and 68/100 Dollars ($94,007.68) representing the first month’s Base Rent.

5. Security Deposit. In the event that Subtenant does not pay Rent within ten (10) days of when due on two (2) or more occasions within any twelve (12) month period, Sublandlord shall have the right to require Subtenant to deposit with Sublandlord immediately upon demand the sum of Ninety Four Thousand Seven and 68/100 Dollars ($94,007.68) as a security deposit (“Security Deposit”). Subtenant hereby grants to Sublandlord a security interest in the Security Deposit, including but not limited to replenishments thereof. If Subtenant thereafter fails to pay Rent or other charges when due under this Sublease, or fails to perform any of its other obligations hereunder, Sublandlord may use or apply all or any portion of the Security Deposit for the payment of any Rent or other amount then due hereunder and unpaid, for the payment of any other sum for which Sublandlord may become obligated by reason of Subtenant’s default or breach, or for any loss or damage sustained by Sublandlord as a result of Subtenant’s default or breach. If Sublandlord so uses any portion of the Security Deposit, Subtenant shall restore the Security Deposit to the full amount originally deposited within ten (10) days after Sublandlord’s written demand. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts, and shall have no obligation or liability for payment of interest on the Security Deposit. The Security Deposit shall be increased proportionate to any increase in the size of the Sublease Premises, such that the Security Deposit shall at all times equal one (1) month’s worth of Base Rent, and Subtenant shall deposit such increased amounts with Sublandlord as a condition precedent to Sublandlord’s obligation to deliver any additional space to Subtenant. The Security Deposit, or so much thereof as had not theretofore been applied by Sublandlord, shall be returned to Subtenant within thirty (30) days of the expiration or earlier termination of this Sublease, provided Subtenant has vacated the Sublease Premises.

6. Assignment and Subletting. Subtenant may not assign, sublet, transfer, pledge, hypothecate or otherwise encumber the Sublease Premises, in whole or in part, or permit the use or occupancy of the Sublease Premises by anyone other than Subtenant, unless Subtenant has obtained Sublandlord’s written consent thereto (which shall not be unreasonably withheld) and the consent of Master Landlord in accordance with the terms and conditions of the Master Lease.

Notwithstanding the foregoing, any proposed subtenant or assignee including any Subtenant Permitted Transferee must have a net worth at least equal to Subtenant’s at the Effective Date. Regardless of Sublandlord’s consent, no subletting or assignment shall release Subtenant of its obligations hereunder. Notwithstanding anything to the contrary set forth in this Sublease, Subtenant shall have the right to assign this Sublease or sublet all or a portion of the Sublease Premises to a parent or affiliate of Subtenant, or to assign this Sublease to any corporation which succeeds to all or substantially all of the assets or business of Subtenant or into which Subtenant is merged (each, a “Subtenant Permitted Transferee”) without the consent of Sublandlord, but with prior written notice to Sublandlord, subject to any requirements in Sections 16(d) and 16(e) of the Master Lease, except that “net worth of Tenant” as set forth in Section 16(d) of the Master Lease shall mean the net worth of Subtenant at the Effective Date. Any rent or other consideration payable to Subtenant pursuant to any sublease or assignment permitted by this paragraph which is in excess of the Rent payable to Sublandlord pursuant hereto (“Sublease Bonus Rent”) shall be divided equally between Sublandlord and Subtenant. In calculating Sublease Bonus Rent, Subtenant shall be entitled to deduct brokerage commissions, tenant improvements costs (amortized over the term of the proposed sublease), reasonable marketing costs, and any other actual out-of-pocket costs which Subtenant has incurred in connection with the proposed sublease or assignment.

7. Condition of Sublease Premises.

(a) Sublandlord represents that as of the Effective Date to the actual knowledge of Linda Nankervis, Senior Director of Facilities, without inquiry or investigation, (i) the Sublease Premises, Building and Common Area are in compliance with applicable laws, codes and regulations, including without limitation the Americans With Disabilities Act, and (ii) the roof, electrical systems, lighting systems, HVAC, mechanical systems and plumbing systems servicing the Sublease Premises and Expansion Premises are in good working condition.

(b) Sublandlord represents that as of the Effective Date to the actual knowledge of Linda Nankervis, without inquiry or investigation, (i) the Premises are not in violation of any Environmental Law, (ii) the Premises are free from any Hazardous Substances (except those customarily used in connection with general office purposes), and (iii) Sublandlord has provided to Subtenant complete copies of any environmental reports or assessments related to the Premises currently in its possession. Subtenant acknowledges that it has received copies of those certain environmental reports listed on Schedule 7(b) attached hereto and made a part hereof, which Sublandlord represents are complete and accurate copies of the same.

(c) Subtenant agrees that Sublandlord has made no representations or warranties of any kind or nature whatsoever respecting the Sublease Premises, including the Subtenant’s Parking Area, their condition or suitability for Subtenant’s use except as expressly set forth in this Sublease. Except as provided expressly herein, including in the Work Letter, Subtenant agrees to accept the Sublease Premises “as is, where is,” with all faults, without any obligation on the part of Sublandlord to modify, improve or otherwise prepare the Sublease Premises for Subtenant’s occupancy.

8. Use. Subtenant may use the Sublease Premises only for general office use and for no other purpose. Subtenant shall promptly comply with all applicable statutes, ordinances,

rules, regulations, orders, restrictions of record, and requirements in effect during the Term governing, affecting and regulating the Sublease Premises (including without limitation the Generator Area) and Subtenant’s Parking Area (as defined in Section 9), including but not limited to the use thereof. Subtenant shall not use or permit the use of the Sublease Premises or Subtenant’s Parking Area in a manner that will create waste or a nuisance, interfere with or disturb other tenants in the Building or violate the provisions of the Master Lease.

9. Parking.

(a) Subtenant shall have the right to use the area currently containing 527 parking stalls in the parking lot area shown on Exhibit B-2 on an exclusive, dedicated basis (“Subtenant’s Parking Area”). Subtenant’s Parking Area shall be deemed to be part of the Sublease Premises for all purposes under this Sublease except that Subtenant shall have no obligation to pay Rent on account thereof nor shall there be any increase in the size of the Sublease Premises for purposes of calculating Subtenant’s Share of Project Expenses or Subtenant’s Share of Building Expenses. From and after the Expansion Space Commencement Date, Subtenant shall have the right to use the additional 112 parking stalls previously used by Sublandlord in the parking lot area as shown on Exhibit B-2 on an exclusive, dedicated basis, and the same shall thereafter be included within the Subtenant’s Parking Area. Subtenant’s parking rights under this Section 9(a) shall be without additional monthly charges; provided, however that Subtenant shall be solely responsible for all costs and fees incurred by Sublandlord in converting Subtenant’s Parking Area for Subtenant’s exclusive, dedicated use. Subtenant shall promptly reimburse Sublandlord for any such costs and fees incurred by Sublandlord upon written demand, and the same shall constitute Rent under this Sublease. At Sublandlord’s election, Sublandlord may require Subtenant to convert Subtenant’s Parking Area for its exclusive, dedicated use. Subject to the written consent of Master Landlord and any reasonable requirements, rules and regulations of Sublandlord or Master Landlord, Subtenant shall have the right to exclusive control and management of Subtenant’s Parking Area, including provision of valet parking, tandem parking and stacking. Subtenant shall maintain Subtenant’s Parking Area, and, if constructed, the Parking Structure described in Section 9(c), in good order, condition and repair throughout the Term including repaving and re-striping at its sole cost and expense.

(b) Subtenant shall have the right to convert the common area identified on Exhibit B-3 (“Additional Parking Area”) into additional parking areas for Subtenant’s exclusive, dedicated use at Subtenant’s sole cost and expense, subject to any reasonable requirements of Sublandlord, the written consent and any requirements of Master Landlord pursuant to the Master Lease and all applicable governmental laws, codes and regulations. Upon creation of the Additional Parking Area, the same shall be included in Subtenant’s Parking Area.

(c) Subtenant shall have the right at its sole cost and expense to construct a parking structure (“Parking Structure”) on Subtenant’s Parking Area in the area identified on Exhibit B-3 subject to (i) any reasonable requirements of Sublandlord, (ii) the consent and any requirements of Master Landlord, (iii) and all applicable governmental laws, rules and regulations. Unless otherwise agreed by Master Landlord in writing, Subtenant shall be solely responsible to restore Subtenant’s Parking Area at the expiration or earlier termination of this Sublease to the same condition as when delivered to Subtenant. Sublandlord’s consent to Subtenant’s use, control, management and alteration of Subtenant’s Parking Area under this

Section 9 is expressly conditioned upon Sublandlord having received Master Landlord’s prior written agreement which shall release Sublandlord from any obligation to restore any portion of Subtenant’s Parking Area. Construction of the Parking Structure by Subtenant shall be governed by the work letter attached as Exhibit D hereto and made a part hereof (“Parking Structure Work Letter”). Subtenant shall be solely responsible for complying with any environmental laws and regulations in connection with construction of the Parking Structure.

(d) Sublandlord shall have exclusive control of the docking area shown on Exhibit B-2 as “Ingram’s Dock Area”. Subtenant shall grant access through Subtenant’s Parking Area for delivery vehicles for use of and access to Ingram’s Dock Area by Sublandlord, its agents, employees, contractors and invitees, and shall not in any manner interfere, obstruct or hinder such access and use. Sublandlord shall indemnify, defend and hold Subtenant, its officers, directors, trustees, members, principals and employees (collectively, “Subtenant Parties”) harmless from any loss, claim, injury, damage, liability or judgment arising out of or related to the use by Sublandlord or its invitees of the access to Ingram’s Dock Area.

10. Signage. Subject to any reasonable requirements of Sublandlord and any requirements of Master Landlord pursuant to the Master Lease, Subtenant shall have the right to install at its sole cost and expense, exterior second floor signage in a prominent location on the Building facing either I-55 or East St. Andrew Place, as Subtenant elects, and monument signage comparable in size and location with the existing signage of Sublandlord. Subtenant shall comply with any signage requirements of the City of Santa Ana, including without limitation obtaining any necessary permits. Subtenant shall present any plans and specifications for the proposed signage to Sublandlord that shall include the proposed location of the signage. Subtenant shall remove all signage at the expiration or earlier termination of this Sublease at its sole cost and expense.

11. Incorporation of Master Lease.

(a) All of the terms and provisions of the Master Lease, except as provided in subsection (b) below, are incorporated into and made a part of this Sublease, and the rights and obligations of the parties under the Master Lease are hereby imposed upon the parties hereto with respect to the Sublease Premises, the Sublandlord being substituted for the Landlord in the Master Lease, the Subtenant being substituted for the Tenant in the Master Lease provided, however, that the term “Landlord” in the following sections of the Master Lease (i) shall mean Master Landlord, not Sublandlord: Article 13 (with respect to the obligation to rebuild the Building), and Article 26(a); and (ii) shall mean both Master Landlord and Sublandlord: 8.5, Article 11, Article 14 (except that any entry by Sublandlord shall require no more than one (1) business day prior notice), 32.4, 32.5, 32.8, and 32.9. It is further understood that where reference is made in the Master Lease to the “Premises,” the same shall mean the Sublease Premises as defined herein; where reference is made to the “Commencement Date,” the same shall mean the Commencement Date or Expansion Space Commencement Date, as applicable, as defined herein; and where reference is made to the “Lease,” the same shall mean this Sublease. The parties specifically agree that any provisions relating to any construction obligations of “Landlord” under the Master Lease with respect to construction that occurred or was to have occurred prior to the Commencement Date hereof, are hereby deleted. Sublandlord shall not be liable to Subtenant for any failure by Master Landlord to perform its obligations under the

Master Lease, nor shall such failure by Master Landlord excuse performance by Subtenant of its obligations hereunder; provided, however, that Sublandlord shall use its commercially reasonable efforts to cause Master Landlord to perform its obligations under the Master Lease. Anything in the Master Lease to the contrary notwithstanding, no personal liability shall at any time be asserted or enforceable against Sublandlord’s stockholders, directors, officers or partners on account of any of Sublandlord’s obligations or actions under this Sublease.

(b) The following sections of the Master Lease are not incorporated herein: 1.1, 1.2(d), 1.2(e), 1.2(f), 1.3, 4.1, 5.1, 6.2, 6.3, 8.1, 8.4 (except those provisions specifying notice and consent requirements of Master Landlord), Article 9, Article 10, Article 15, Article 22, Article 23, Article 24, Article 31, the first sentence of Article 32.1, the first sentence of Article 32.3, Article 34, 32.6; and Sections 1, 2, 3, 5, 6 and 7 of the letter agreement dated December 30, 1998.

(c) Subtenant hereby assumes and agrees to perform for Sublandlord’s benefit, during the term of this Sublease, all of Sublandlord’s obligations with respect to the Premises under the Master Lease, except as otherwise provided herein. Subtenant shall not commit or permit to be committed any act or omission which violates any term or condition of the Master Lease. Notwithstanding anything to the contrary contained herein, this Sublease shall be subject and subordinate to all of the terms of the Master Lease and Master Landlord shall have all rights in respect of the Master Lease and the Premises as set forth therein.

12. Insurance and Environmental Indemnity.

(a) Subtenant shall procure and maintain throughout the Term, at its sole cost and expense: (i) a policy of comprehensive commercial general public liability insurance, including an assumed contractual liability endorsement and including coverage for fire legal liability, insuring Subtenant and naming Sublandlord and Master Landlord as additional insureds; against all claims, demands or actions arising out of or in connection with occurrences within or upon the Sublease Premises, Subtenant’s use or occupancy of the Sublease Premises, the condition of the Sublease Premises, the acts or omissions of Subtenant and its agents, employees and contractors in or on the Sublease Premises and elsewhere in the Premises and for indemnity obligations and other liabilities assumed under this Sublease, the limits of such policy or policies to be in an amount not less than $1,000,000 in respect of bodily injury to, personal injury to or death of any one person, and in an amount not less than $2,000,000 in respect of bodily injuries, personal injuries and/or death(s) occurring in any one occurrence or disaster, and in an amount not less than $1,000,000 in respect of property damaged or destroyed; (ii) all risk property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as are now or hereafter may be included in broad form coverage from time to time in general use in the State of California covering the full replacement value of all alterations, additions, partitions, tenant improvements, equipment, furniture, fixtures, inventory and belongings made or placed by Subtenant in or on the Sublease Premises including the Parking Structure against “all-risk” of physical loss; (iii) insurance covering glass breakage in the Sublease Premises, which Subtenant may self-insure; (iv) workers’ compensation insurance in full compliance with the requirements of all applicable law; (v) with respect to alterations, improvements and the like required or permitted to be made by Subtenant hereunder, contingent liability and builders risk insurance in amounts satisfactory to Sublandlord; (vi) if Subtenant utilizes any motor vehicles in connection with Subtenant’s use of the Sublease Premises, automobile insurance for owned, hired and/or non-owned vehicles with liability limits of not less than $1,000,000 per person per accident or occurrence for bodily injury (including but not limited to wrongful death) and liability limits of not less than $1,000,000 per accident or occurrence for property damage, naming Sublandlord and Master Landlord as additional insureds; (vii) excess liability insurance with liability limits per occurrence of not less than $5,000,000 per occurrence, made on a following form basis excess of primary liability insurance policies, naming Sublandlord and Master Landlord as additional insureds; (viii) employer’s liability insurance with a liability limit of not less than $1,000,000; and (ix) if applicable to Subtenant’s use of the Sublease Premises, boiler and machinery insurance with coverage against loss or damage resulting from an equipment accident. All such policies shall be written by insurance companies with an A.M. Best & Company rating of “A” X or better and licensed to do business in the State of California. Subtenant shall obtain a written obligation on the part of each insurance company to notify Sublandlord at least thirty (30) days prior to cancellation or non-renewal of such insurance, and the liability policy shall contain an assumed contractual liability endorsement. Subtenant’s liability policy shall include, without limitation, coverage for premises and operations, products and completed operations, blanket contractual, personal injury, operation, ownership, maintenance and use of owned, non-owned and hired automobiles, bodily injury and property damage, as aforesaid. All insurance policy(ies) required under this Section 12(a) shall (i) contain a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Sublandlord and Master Landlord and that any coverage carried by Sublandlord shall be excess insurance; and (ii) be written on an “occurrence” basis and not on a “claims-made” basis. Upon failure by Subtenant to maintain the insurance required hereunder following applicable notice and Subtenant’s opportunity to cure, Sublandlord may, but is not obligated to, obtain such insurance on behalf of the parties hereto, whereupon Subtenant shall pay to Sublandlord upon demand as Additional Rent the premium cost thereof plus interest thereon at two percent (2%) per annum above the prime rate from the date of payment by Sublandlord until repaid by Subtenant.

(b) Sublandlord and Subtenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage, including rights, claims, actions and causes of action based on negligence, which loss or damage is covered by insurance.

(c) Subtenant shall protect, indemnify and hold harmless Sublandlord and its officers, directors, trustees, members, principals and employees (collectively, “Sublandlord Parties”) from and against any and all claim, loss, damage, cost, expense, liability, fines, penalties and charges (including without limitation reasonable attorneys’ fees) directly or indirectly arising out of (i) from and after the Effective Date, the use, generation, manufacture, storage, release, discharge, or disposal of a Hazardous Substance within the interior portions of Sublease Premises located within the Building or on the surface of the Subtenant’s Parking Areas; (ii) the presence of any Hazardous Substance located or present on, under or about Subtenant’s Parking Areas discovered or required to be remediated in connection with the planning, construction, maintenance and repair of the Parking Structure; or (iii) any Hazardous Substance on, under or about any portion of the Premises which are directly attributable to Subtenant, its agents, contractors, employees or invitees. Subtenant’s obligation under this

Section 12(c) shall include costs of any required repair, clean-up, remediation action and abatement under applicable Environmental Laws.

13. Default. In addition to defaults contained in the Master Lease, failure of Subtenant to make any payment of Rent when due hereunder shall constitute an event of default hereunder. If Subtenant’s default constitutes a default under the Master Lease so as to cause Sublandlord to default under the Master Lease, Subtenant shall defend, indemnify and hold Sublandlord harmless from all damages, costs (including reasonable attorneys’ fees), liability, expenses or claims relating to such default, excluding any consequential damages.

14. Notices. The addresses specified in the Master Lease for receipt of notices to each of the parties are deleted and replaced with the following:

To Sublandlord at:	Ingram Micro Inc. 1600 E. St. Andrew Place Santa Ana, California 92705 Attn: Senior Vice President, Operations

With copy to:	Ingram Micro Inc. 1600 E. St. Andrew Place Santa Ana, California 92705 Attn: General Counsel

To Subtenant at:	New Century Mortgage Corporation 18400 Von Karman Irvine, CA 92712 Attn: Corporate Real Estate

With copy to:	New Century Mortgage Corporation 18400 Von Karman Irvine, CA 92712 Attn: Legal Department

15. Sublandlord’s Obligations.

(a) To the extent that the provision of any services or the performance of any maintenance or any other act respecting the Sublease Premises, the Premises or Building is the responsibility of Master Landlord (collectively “Master Landlord Obligations”), upon Subtenant’s request, Sublandlord shall make good faith, commercially reasonable efforts to cause Master Landlord to perform such Master Landlord Obligations, provided, however, that in no event shall Sublandlord be liable to Subtenant for any liability, loss or damage whatsoever in the event that Master Landlord should fail to perform the same provided that Sublandlord has used such good faith, commercially reasonable efforts to cause such performance, nor shall Subtenant be entitled to withhold the payment of Rent or terminate this Sublease. Nothing herein shall release Sublandlord from any liability to Subtenant for any breach of any obligation by Sublandlord under this Sublease.

(b) Except as otherwise provided herein, Sublandlord shall have no other obligations to Subtenant with respect to the Sublease Premises or the performance of the Master Landlord Obligations.

16. Early Termination of Sublease. If the Master Lease should terminate prior to the expiration of this Sublease, Sublandlord shall have no liability to Subtenant on account of such termination. To the extent that the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease, whether due to casualty, condemnation, or otherwise, Sublandlord shall be entitled to exercise or not exercise such right in its complete and absolute discretion.

17. Consent of Master Landlord and Sublandlord; Non-Disturbance Agreement. If Subtenant desires to take any action which requires the consent or approval of Sublandlord pursuant to the terms of this Sublease, prior to taking such action, including without limitation, making any alterations, then, notwithstanding anything to the contrary herein, (a) Sublandlord shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease, and (b) Subtenant shall not take any such action until it obtains the consent of Sublandlord and Master Landlord, as may be required under this Sublease or the Master Lease. This Sublease shall not be effective unless and until (i) any required written consent of the Master Landlord shall have been obtained, as well as, if required, written consent from any mortgagee of the Premises, and (ii) Master Landlord shall have provided a non-disturbance agreement in favor of Subtenant on terms and conditions acceptable to Subtenant in Subtenant’s sole and absolute discretion.

18. Indemnity. Subtenant shall indemnify, defend, protect, and hold the Sublandlord Parties and Master Landlord harmless from and against all actions, claims, demands, costs liabilities, losses, reasonable attorneys’ fees, damages, penalties, and expenses (collectively “Claims”) which may be brought or made against the Sublandlord Parties or which the Sublandlord Parties may pay or incur to the extent caused by (i) a breach of this Sublease by Subtenant, (ii) any violation of law by Subtenant or its employees, agents, contractors, subtenants, assignees or invitees (collectively, “Agents”) relating to the use or occupancy of the Sublease Premises or the Subtenant’s Parking Area, (iii) any act or omission by Subtenant or its Agents, or (iv) the negligence or willful misconduct of Subtenant or its Agents.

19. Brokers. Each party hereto represents and warrants that it has dealt with no broker in connection with this Sublease and the transactions contemplated herein, except CB Richard Ellis for Subtenant and Professional Real Estate Services, Inc. for Sublandlord (collectively, the “Brokers”). Each party shall indemnify, protect, defend and hold the other party harmless from all costs and expenses (including reasonable attorneys’ fees) arising from or relating to a breach of the foregoing representation and warranty. Sublandlord shall pay a broker’s commission to the Brokers pursuant to a separate agreement.

20. Financial Statements. Subtenant shall within fifteen (15) business days after written request by Sublandlord, which shall not in any event occur more frequently than once per calendar year, deliver to Sublandlord a copy of Subtenant’s current financial statements (including a balance sheet, income statement and statement of cash flow, all prepared in accordance with generally accepted accounting principles). Sublandlord shall be entitled to disclose such financial statements to Master Landlord. Any such financial statement or other information which is marked “confidential” or “company secrets” (or is otherwise similarly marked by Subtenant) shall be confidential and shall not be disclosed by Sublandlord to any third party except as specifically provided in this paragraph, unless the same becomes a part of the public domain without the fault of Sublandlord.

21. Surrender of Sublease Premises. In lieu of any obligation or liability set forth in the Master Lease, upon the termination of the Sublease, Subtenant shall surrender the Sublease Premises including Subtenant’s Parking Area to Sublandlord broom-clean and in as good a condition as on the Commencement Date, ordinary wear and tear excepted. Notwithstanding the foregoing or anything to the contrary contained in this Sublease or the Master Lease, so long as this Sublease terminates on the Expiration Date and not as a result of any default by Subtenant hereunder, Sublandlord shall not require Subtenant to remove or restore any alterations, additions and improvements made to the Sublease Premises including Subtenant’s Parking Area by or for Subtenant unless required by Master Landlord, and Subtenant shall leave such approved alterations, additions and improvements, if any, in the same condition as existed upon completion of the same, reasonable wear and tear excepted. The terms of this Section 21 shall survive the termination of this Sublease.

22. No Third Party Rights. The benefit of the provisions of this Sublease is expressly limited to Sublandlord and Subtenant and their respective permitted successors and assigns. Under no circumstances will any third party be construed to have any rights as a third party beneficiary with respect to any of said provisions.

23. Quiet Enjoyment. Subtenant shall peacefully have, hold and enjoy the Sublease Premises, without hindrance by Sublandlord or others claiming through Sublandlord, subject to the terms and conditions of this Sublease and subject to the Master Lease, provided that Subtenant pays all rent and performs all of Subtenant’s covenants and agreements contained herein.

24. Counterparts. This Sublease may be signed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. Signature pages of counterparts may be detached and assembled to form one document.

25. Damage and Destruction.

(a) Termination of Master Lease. If the Sublease Premises is damaged or destroyed and Master Landlord or Sublandlord exercises any option either may have to terminate the Master Lease, if any, this Sublease shall terminate as of the date of the casualty. In the event that after a damage or destruction of the Sublease Premises, where the time estimated to restore the Sublease Premises exceeds two hundred and seventy (270) days, Subtenant and Sublandlord shall each have the right to terminate this Sublease on written notice to the other given within thirty (30) days after determination of the amount of time to restore the Sublease Premises, which termination shall be effective as of the date of the casualty. If time for restoration exceeds the aforementioned 270 days as a result of the estimated time to restore the Parking Structure, then Subtenant shall have no right to terminate this Sublease so long as Sublandlord has provided alternative parking with substantially an equivalent number of stalls within one-quarter of a mile of the Premises. If Sublandlord has elected to rebuild or restore the Sublease Premises, then Subtenant shall promptly rebuild the Tenant’s Work, including any tenant improvements made by or for Subtenant in the Expansion Space or any additional space subleased by Subtenant and the Parking Structure at its sole cost and expense.

(b) Continuation of Sublease. If the Master Lease or this Sublease is not terminated following any damage or destruction as provided in subsection (a) above, this Sublease shall remain in full force and effect, except that Rent shall be abated in proportion to and for the period of time that Subtenant’s use of the Sublease Premises is inaccessible or unusable for the purposes and use intended by Subtenant; provided, however, that there shall be no abatement of Rent attributable to any lack of use or access to Subtenant’s Parking Area including Subtenant’s Parking Structure so long as Sublandlord has provided alternative parking with a substantially equivalent number of stalls within one-quarter of a mile of the Sublease Premises.

26. Eminent Domain.

(a) Taking Resulting in Termination. In the event that all or substantially all of the Sublease Premises shall be taken under the power of eminent domain, or that any portion of the Building or Premises shall be so taken so as to render the same not reasonably suitable for continuation of business in Sublandlord’s reasonable discretion, this Sublease shall terminate as of the date possession shall be so taken. In the event that a portion of the floor area of the Sublease Premises shall be taken under the power of eminent domain and the portion not so taken will not be adequate for the operation of Subtenant’s business, notwithstanding Sublandlord’s performance of restoration hereinafter provided, this Sublease shall terminate as of the date possession of such portion is taken. If this Sublease is terminated, all Rent shall be paid up to the date that actual possession of the Sublease Premises, or a portion thereof, is taken by public authority, and Sublandlord shall make an equitable refund of any Rent paid by Subtenant in advance and not yet earned.

(b) Partial Taking. In the event of any taking under the power of eminent domain which does not terminate this Sublease as aforesaid, any obligation of Subtenant under this Sublease to pay Rent and all of the provisions of this Sublease shall remain in full force and effect, except that the Rent shall be reduced in the same proportion that the amount of floor area of the Sublease Premises bears to the floor area of the Sublease Premises (but excluding Subtenant’s Parking Area) immediately prior to such taking, and Sublandlord shall, to the extent of the condemnation aware, at Sublandlord’s own cost and expense, restore such part of the Sublease Premises as is not taken to as near its former condition as the circumstances will permit, and Subtenant shall do likewise with respect to such part of its improvements have not been taken.

(c) Award. All damages awarded for the taking of the leasehold interest in the Premises under the power of eminent domain, whether for the whole or a part of the Premises, shall belong to and be the property of Sublandlord; provided, however, that nothing herein contained shall prevent Subtenant from making claim for loss or damage to Subtenant’s trade fixtures, removable personal property and the Parking Structure, if applicable.

27. Right of First Refusal.

(a) In the event that at any time during the Term Sublandlord elects to vacate any portion of the Building, Sublandlord shall provide not less than sixty (60) days prior written notice (the “Availability Notice”) to Subtenant specifying the portions of the Building which are available to lease and the date the same are available (“Available Space”). Subtenant shall have a right of first refusal to sublease the Available Space at the same Rent and on the same terms and conditions as exist for the then existing Sublease Premises. The right shall be exercised, if at all, by Subtenant providing written notice of such exercise within ten (10) business days from the receipt of Sublandlord’s Availability Notice. This right of first refusal shall be null and void and of no further force or effect as to the then offered Available Space, at Sublandlord’s election in its sole and absolute discretion, if Subtenant elects to sublease less than the entirety of the Available Space offered in any given Availability Notice, or if Subtenant is then in default, beyond any applicable notice and cure period, under this Sublease. If Subtenant fails to exercise its right of first refusal within the time frame specified herein, then Subtenant shall be deemed to have waived its right of first refusal as to the Available Space offered in the relevant Availability Notice, and this Section 27(a) shall be of no further force or effect with respect to such space at that time. If Subtenant has properly exercised its right of first refusal, then promptly thereafter the parties shall enter into an amendment to this Sublease to include the Available Space in the definition of “Sublease Premises” effective as of the date set forth in the Availability Notice (the “Acceptance Date”), provided that the Acceptance Date shall be delayed one day for each day, if any, following the anticipated Acceptance Date that possession of the Available Space has not been delivered to Subtenant in the condition provided for below. Sublandlord shall have no obligation, unless otherwise agreed by Sublandlord, to provide any tenant improvements in the Available Space; however, Subtenant shall be entitled to an additional Allowance for the Available Space (the “Additional Allowance”). The Additional Allowance shall be an amount equal to: (a) ($17.50) multiplied by (the number of rentable square feet in the relevant Available Space), and the product so determined shall then be multiplied by (b) a fraction, the numerator of which shall be the number of months remaining in the Term as of the Acceptance Date and the denominator of which shall be the number of months in the original Term of the Sublease. The product so calculated shall be the amount of the Additional Allowance for the relevant Available Space. By way of example only, if the Available Space accepted contains 10,000 square feet of rentable area, the term remaining at the Acceptance Date is 60 months, and the original Term is 125 months, then the Additional Allowance shall be: (a) $17.50 X 10,000=$175,000, times (b)

60/125 [48%], the product of which is $84,000. The Available Space shall be accepted by Subtenant in broom-clean, “as is” condition subject to (x) the availability of the Additional Allowance, and (y) the representations contained in Section 7(a) and 7(b) which shall be deemed made by Sublandlord with respect to the relevant Available Space as of the Acceptance Date; except that if Sublandlord’s representation contained in Section 7(b) must by virtue of any additional facts learned during the period from the Effective Date through the Acceptance Date be modified to disclose knowledge of Hazardous Materials, if any, then the representation shall be modified to state that there are no Hazardous Materials in violation of any Environmental Laws, subject to the knowledge qualifiers contained in Section 7(b). This right of first refusal is personal to New Century Mortgage Corporation and any Permitted Transferees may not be otherwise assigned or transferred. If Subtenant elected not to sublease a particular Available Space or otherwise was deemed to have waived its right to sublease a particular Available Space and Sublandlord subsequently subleased the Available Space to another subtenant or occupant, and that subtenant or occupant then vacates or otherwise has its right to possession terminated as to the particular Available Space, Subtenant shall have a right of first refusal as to such Available Space on the terms set forth in any bona fide third-party offer. The procedure for exercising such right of first refusal in connection with any subsequent bona fide third-party offer and other terms and conditions shall be as set forth in Section 27(b).

(b) In the event that Sublandlord elects to sublease any portion of the building commonly known as 1600 East St. Andrew Place (“Adjacent Building”) to any third-party subtenant, Sublandlord shall provide written notice to Subtenant specifying the portions of the Adjacent Building which are available to lease (“Adjacent Space”) and the proposed sublease terms offered to any bona fide third-party subtenant (“Third Party Offer”). Subtenant shall have a right of first refusal to sublease the Adjacent Space by providing written notice of the exercise of such right within five (5) business days from the receipt of Sublandlord’s notice. This right of first refusal shall be null and void and of no further force or effect as to the specific Adjacent Space then offered, at Sublandlord’s election in its sole and absolute discretion, if Subtenant elects to sublease less than the entirety of the Adjacent Space or if Subtenant is then in default beyond any applicable notice and cure period under this Sublease. If Subtenant fails to exercise its right of first refusal within the time frame specified herein, then Subtenant shall be deemed to have waived its right of first refusal and this Section 27(b) shall be of no further force or effect as to the specific Adjacent Space then offered, so long as Sublandlord thereafter enters into a sublease with a third party with substantially the same terms contained in the Third Party Offer. If Subtenant has properly exercised its right of first refusal, then promptly thereafter the parties shall enter into an amendment to this Sublease to include the Adjacent Space in the Sublease Premises effective as of the date set forth in Sublandlord’s notice, upon the terms and conditions set forth in the Third Party Offer; provided however that the commencement date shall be delayed one day for each day, if any, following the anticipated commencement date that possession of the Adjacent Space has not been delivered to Subtenant. Subtenant shall not be entitled to an additional Allowance in connection with the Adjacent Space unless an allowance is contained in the Third Party Offer. Sublandlord shall have no obligation, unless otherwise agreed by Sublandlord, to provide any tenant improvements in the Adjacent Space other than any specified in the Third Party Offer. The Adjacent Space shall be accepted by Subtenant in broom-clean, “as is” condition, subject to the representations contained in Section 7(a) and 7(b) which shall be applicable to the Adjacent Space and any other terms of the Third Party Offer; except that if Sublandlord’s representation contained in Section 7(b) must by virtue of any additional facts learned during the period from the Effective Date through the commencement date with respect to the Adjacent Space be modified to disclose knowledge of Hazardous Materials, if any, then the representation shall be modified to state that there are no Hazardous Materials in violation of any Environmental Laws, subject to the knowledge qualifiers contained in Section 7(b). This right of first refusal is personal to New Century Mortgage Corporation and any Permitted Transferees and may not be otherwise assigned or transferred.

(c) The parties agree that with respect to any sublease of the Available Space or the Adjacent Space to Subtenant, each party shall be responsible for commissions or finders’ fees, if any, due their respective brokers arising out of the sublease transaction in connection therewith. Each party shall indemnify, protect, defend and hold the other party harmless from all costs and expenses (including reasonable attorneys’ fees) arising from or relating to any claim for commissions or compensation relating to the sublease transaction by their respective brokers or any other party claiming a right to commissions or compensation in connection with such sublease transaction as a result of a relationship with the indemnifying party.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first written above.

SUBLANDLORD:		SUBTENANT:

INGRAM MICRO INC., a Delaware corporation		NEW CENTURY MORTGAGE CORPORATION, a California corporation

By:	/s/ Illegible	By:	/s/ ELISE LUCKHAM
Name:	Illegible	Name:	Elise Luckham
Title:	SVP	Title:	Vice President
Corporate Services

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